Exhibit 99.1

The financial results and related information of UDR, Inc.(the “Company” or “UDR”) for the quarter and full year ended December 31, 2014 are as follows:
Fourth Quarter 2014 Highlights:

•	Funds from Operations (“FFO”) per share was $0.40 (+13% year-over-year), FFO as Adjusted per share was $0.39 (+13%) and AFFO per share was $0.34 (+12%).

•	Year-over-year same-store revenue and net operating income (“NOI”) growth for the quarter were 4.2% and 5.1%, respectively.

•
Sold three wholly-owned communities located in Long Beach, CA, Port Orchard, WA and Puyallup, WA for $91 million at a weighted average 5.5% cash flow cap rate. Additionally, sold a 49% interest in 13th & Market, a recently developed community in San Diego and a 50% interest in 3033 Wilshire, a Los Angeles land parcel to MetLife for $62 million.

•	Completed two development communities containing 505 homes for an estimated aggregate cost of $184 million. The communities are located in Huntington Beach, CA and Alexandria, VA.

•	Purchased a land parcel in Boston for $32 million and increased the Company’s ownership interest from 3% to 50% in two UDR/MetLife I joint venture land parcels located in Los Angeles for $15 million.

•	Commenced 3033 Wilshire, a $107 million, 190-home development with MetLife in a 50%/50% joint venture located in Los Angeles, CA.

Full-Year 2014 Highlights:

•	FFO, FFO as Adjusted and AFFO per share were $1.56 (+8% year-over-year), $1.52 (+9%) and $1.35 (+10%), respectively.

•	Same-store revenue and NOI growth were 4.3% and 5.2%, respectively.

•	Sold full or partial interests in 10 wholly-owned communities for $368 million at a weighted average 5.7% cash flow cap rate.

•
Completed five development communities containing 1,396 homes for an estimated aggregate cost of $480 million. The communities are located in San Francisco, Huntington Beach, CA, Mission Viejo, CA, College Park, MD and Alexandria, VA.

•	Issued $100 million of ATM equity, net of fees, at a premium to Street consensus NAV.

•	Received a senior unsecured credit upgrade from Moody’s Investor Services to Baa1 and a changed outlook from S&P Rating Services to BBB, positive.

•	Increased the Company’s declared dividend per share to $1.04 (+11% year-over-year).

Summary of Earnings Metrics

	Q4 2014	Q4 2013	FY 2014	FY 2013
FFO per share	$0.40	$0.36	$1.56	$1.44
Acquisition-related costs/(fees), including JVs	0.001	—	0.002	(0.001)
(Gain)/loss on sale of land	0.008	—	0.004	—
Net gain on prepayment of note receivable	—	—	(0.032)	—
Gain on sale of TRS property/marketable securities	—	(0.010)	—	(0.010)
Tax benefit associated with the conversion of certain	(0.022)	—	(0.022)	—
TRS entities into REITs
Casualty-related (recoveries)/charges, net	—	—	0.002	(0.037)
Other	—	—	0.001	0.001
FFO as Adjusted per share	$0.39	$0.35	$1.52	$1.39
Recurring capital expenditures	(0.052)	(0.044)	(0.165)	(0.162)
AFFO per share	$0.34	$0.30	$1.35	$1.23
Definitions and a reconciliation of FFO, FFO as Adjusted and AFFO to GAAP Net Income attributable to UDR, Inc. is provided later in this filing.

Operations

Same-store NOI increased 5.1% year-over-year in the fourth quarter of 2014 driven by same-store revenue growth of 4.2% against a 1.9% increase in same-store expenses. Same-store physical occupancy was 96.7% as compared to 96.2% in the prior year period. The annualized rate of turnover decreased 50 basis points year-over-year to 44.6% in the quarter.
Summary of Same-Store Results Fourth Quarter 2014 versus Fourth Quarter 2013

Region	Revenue Growth/ (Decline)	Expense Growth	NOI Growth/(Decline)	% of Same- Store Portfolio(1)	Same-Store Occupancy(2)	Number of Same-Store Homes(3)
West	6.3%	0.3%	8.7%	41.0%	96.5%	11,834
Mid-Atlantic	(0.2)%	1.0%	(0.6)%	23.5%	96.4%	8,986
Southeast	4.5%	4.4%	4.6%	15.2%	97.0%	8,467
Northeast	5.5%	4.7%	5.8%	13.1%	97.0%	2,387
Southwest	4.3%	3.0%	5.1%	7.2%	97.5%	3,998
Total	4.2%	1.9%	5.1%	100.0%	96.7%	35,672

(1)	Based on Q4 2014 NOI.

(2)	Average same-store occupancy for the quarter.

(3)
During the fourth quarter, 35,672 apartment homes, or approximately 90% of 39,851 total consolidated apartment homes (versus 51,293 apartment homes inclusive of joint ventures and development pipeline homes upon completion), were classified as same-store. The Company defines QTD SS Communities as those communities stabilized for five full consecutive quarters. These communities were owned and had stabilized occupancy and operating expenses as of the beginning of the quarter in the prior year, there is no plan to conduct substantial redevelopment activities, and the community is not held for disposition within the current year.

Sequentially, the Company’s same-store NOI increased by 2.5% on revenue growth of 0.2% and a 4.9% decrease in expenses during the fourth quarter of 2014.

For the twelve months ended December 31, 2014, the Company’s same-store revenue increased 4.3% as compared to the prior year period in 2013. Same-store expenses increased 2.5% year-over-year resulting in a same-store NOI increase of 5.2% as compared to the prior year period in 2013. Year-over-year same-store physical occupancy increased by 60 basis points to 96.7%.
Summary of Same-Store Results Full-Year 2014 versus Full-Year 2013

Region	Revenue Growth	Expense Growth	NOI Growth	% of Same- Store Portfolio(1)	Same-Store Occupancy(2)	Number of Same-Store Homes(3)
West	6.3%	2.7%	7.8%	40.6%	96.3%	11,251
Mid-Atlantic	0.8%	2.6%	0.1%	25.3%	96.6%	8,986
Southeast	4.9%	2.1%	6.3%	16.3%	96.9%	8,467
Northeast	4.7%	1.1%	6.0%	10.2%	96.9%	1,879
Southwest	4.8%	3.5%	5.6%	7.6%	97.2%	3,998
Total	4.3%	2.5%	5.2%	100.0%	96.7%	34,581

(1)	Based on YTD 2014 NOI.

(2)	Average same-store occupancy for YTD 2014.

(3)
During the twelve months ended December 31, 2014, 34,581 apartment homes, or approximately 87% of 39,851 total consolidated apartment homes, were classified as same-store. The Company defines YTD SS Communities as those communities stabilized for two full consecutive calendar years. These communities were owned and had stabilized occupancy and operating expenses as of the beginning of the prior year, there is no plan to conduct substantial redevelopment activities, and the community is not held for disposition within the current year.

Development Activity
At the end of the fourth quarter, the Company’s pro-rata development pipeline totaled $875 million and was 72% funded. The $875 million consisted of $271 million of completed, not yet stabilized projects and $604 million of under construction projects. Of the $604 million of projects remaining to complete, two properties totaling $326 million are expected to be completed in 2015, one property totaling $162 million in 2016, and two properties totaling $116 million in 2017.
One new development commenced during the fourth quarter. 3033 Wilshire, a 190-home community located in Los Angeles with a total budgeted cost of $107 million, is being developed in a 50%/50% joint venture with MetLife. The project is scheduled for completion in 2017.
Two developments were completed during the fourth quarter. DelRay Tower, a 332-home, $132 million project located in Alexandria, VA and Beach & Ocean, a 173-home, $52 million project located in Huntington Beach, CA are leasing well and represent upgrades to the Company’s portfolio in their respective markets.

Transactional Activity
During the quarter, the Company disposed of three communities containing 596 homes in Long Beach, CA, Port Orchard, WA and Puyallup, WA for $91 million in total proceeds. Combined, the three sales were transacted at a weighted average 5.5% cash flow cap rate, had a weighted average monthly rent per occupied home of $1,251 and were 16 years old on average.
In addition, the Company acquired a future development land site in Boston for $32 million in a 1031 transaction. The project is projected to commence construction in 2016.
Joint Venture / Partnership Transactional Activity
In the fourth quarter, the Company sold a 49% interest in 13th & Market, a recently completed development located in San Diego to MetLife for proceeds of $54 million. The Company recognized a gain of $7.2 million, net of tax, and generated a strong IRR on the sale. In addition, the Company sold a 50% interest in its 3033 Wilshire land parcel located in Los Angeles for $8.3 million to MetLife. Upon completion of the sale, the Company recognized a $2.2 million impairment, net of tax, which was excluded from fourth quarter and full-year 2014 FFO as Adjusted and AFFO per share. The Company can earn back this impairment if certain return hurdles on the development are met. As previously indicated, the development of 3033 Wilshire commenced in the fourth quarter.
In addition, the Company increased its ownership interest to 50% in two UDR/MetLife I joint venture land parcels located in Los Angeles for an aggregate consideration of $15 million. The developments will be constructed in 50%/50% partnerships with MetLife and are expected to commence construction in 2016.
In January, subsequent to year-end, the Company completed the sale of its 20% ownership interest in its 3,359-home Texas joint venture. At 100%, the sales price was $400 million. Total proceeds to the Company are estimated to be $43 million, inclusive of a promoted interest and fees and after debt repayment. The Company achieved a strong return on this investment, reduced its exposure to Dallas and eliminated its exposure to Houston.
Capital Markets
In January, subsequent to year-end, the Company issued approximately 2.5 million shares through its At-the-Market equity program at an average gross price of $32.17 per share. Net of fees, the shares were issued at an average price of $31.52 per share for proceeds of $78 million. Proceeds will be used to fund development.
The Company did not issue equity during the fourth quarter of 2014.

Balance Sheet
At December 31, 2014, the Company had $763 million in availability through a combination of cash and undrawn capacity on its credit facility.
The Company’s total indebtedness at December 31, 2014 was $3.6 billion. The Company ended the quarter with fixed-rate debt representing 84% of its total debt, a total blended interest rate of 3.9% and a weighted average maturity of 4.3 years.
Dividend
As previously announced, the Company’s Board of Directors declared a regular quarterly dividend on its common stock for the fourth quarter of 2014 in the amount of $0.26 per share. The dividend was paid in cash on February 2, 2015 to UDR common stock shareholders of record as of January 12, 2015. The fourth quarter 2014 dividend represented the 169th consecutive quarterly dividend paid by the Company on its common stock.
The Company has declared a 2015 annualized dividend per share of $1.11, a 7% increase over 2014.

Forward Looking Statements
Certain statements made in this filing may constitute “forward-looking statements.” Words such as “expects,” “intends,” “believes,” “anticipates,” “plans,” “likely,” “will,” “seeks,” “estimates” and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts and assumptions and are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in a forward-looking statement, due to a number of factors, which include, but are not limited to, unfavorable changes in the apartment market, changing economic conditions, the impact of inflation/deflation on rental rates and property operating expenses, expectations concerning availability of capital and the stabilization of the capital markets, the impact of competition and competitive pricing, acquisitions, developments and redevelopments not achieving anticipated results, delays in completing developments, redevelopments and lease-ups on schedule, expectations on job growth, home affordability and demand/supply ratio for multifamily housing, expectations concerning development and redevelopment activities, expectations on occupancy levels, expectations concerning the joint ventures with third parties, expectations that automation will help grow net operating income, expectations on annualized net operating income and other risk factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time, including the Company's Annual Report on Form 10-K and the Company's Quarterly Reports on Form 10-Q. Actual results may differ materially from those described in the forward-looking statements. These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this filing, and the Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein, to reflect any change in the Company's expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except to the extent otherwise required under the U.S. securities laws.
This filing and these forward-looking statements include UDR’s analysis and conclusions and reflect UDR’s judgment as of the date of these materials. UDR assumes no obligation to revise or update to reflect future events or circumstances.

Consolidated Statement of Operations

UDR, Inc.
Consolidated Statements of Operations
(Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
In thousands, except per share amounts	2014	2013	2014	2013
REVENUES:
Rental income (1)	$206,104	$190,321	$805,002	$746,484
Joint venture management and other fees	3,445	3,095	13,044	12,442
Total revenues	209,549	193,416	818,046	758,926
OPERATING EXPENSES:
Property operating and maintenance	36,782	36,660	149,428	144,319
Real estate taxes and insurance	25,331	23,477	99,175	93,765
Property management	5,668	5,233	22,138	20,528
Other operating expenses	2,174	1,925	8,271	7,136
Real estate depreciation and amortization	91,406	88,301	358,154	339,532
Acquisition costs	107	—	373	—
General and administrative	11,615	11,532	47,427	42,238
Casualty-related (recoveries)/charges, net	41	—	541	(12,253)
Other depreciation and amortization	2,117	3,281	5,775	6,741
Total operating expenses	175,241	170,409	691,282	642,006
Operating income	34,308	23,007	126,764	116,920
Income/(loss) from unconsolidated entities (2)	(2,074)	5,666	(7,006)	(415)
Interest expense	(32,792)	(33,360)	(130,262)	(125,905)
Other debt (charges)/benefits, net (3)	—	—	(192)	(178)
Total Interest expense	(32,792)	(33,360)	(130,454)	(126,083)
Interest and other income/(expense), net	(44)	1,328	11,858	4,619
Income/(loss) before income taxes, discontinued operations and gain/(loss) on sale of real estate	(602)	(3,359)	1,162	(4,959)
Tax benefit/(provision), net (2) (4)	7,087	(15)	15,098	7,299
Income/(loss) from continuing operations	6,485	(3,374)	16,260	2,340
Income/(loss) from discontinued operations, net of tax (5)	—	41,376	10	43,942
Income/(loss) before gain/(loss) on sale of real estate owned	6,485	38,002	16,270	46,282
Gain/(loss) on sale of real estate owned, net of tax (5)	61,267	—	143,572	—
Net income/(loss)	67,752	38,002	159,842	46,282
Net (income)/loss attributable to redeemable noncontrolling interests in the OP	(2,340)	(1,332)	(5,511)	(1,530)
Net (income)/loss attributable to noncontrolling interests	5	30	3	60
Net income/(loss) attributable to UDR, Inc.	65,417	36,700	154,334	44,812
Distributions to preferred stockholders - Series E (Convertible)	(931)	(931)	(3,724)	(3,724)
Net income/(loss) attributable to common stockholders	$64,486	$35,769	$150,610	$41,088

Income/(loss) per weighted average common share - basic:
Income/(loss) from continuing operations attributable to common stockholders	$0.25	$(0.02)	$0.60	$(0.01)
Income/(loss) from discontinued operations attributable to common stockholders	$0.00	$0.16	$0.00	$0.17
Net income/(loss) attributable to common stockholders	$0.25	$0.14	$0.60	$0.16
Income/(loss) per weighted average common share - diluted:
Income/(loss) from continuing operations attributable to common stockholders	$0.25	$(0.02)	$0.59	$(0.01)
Income/(loss) from discontinued operations attributable to common stockholders	$0.00	$0.16	$0.00	$0.17
Net income/(loss) attributable to common stockholders	$0.25	$0.14	$0.59	$0.16
Common distributions declared per share	$0.260	$0.235	$1.040	$0.940
Weighted average number of common shares outstanding - basic	253,983	249,987	251,528	249,969
Weighted average number of common shares outstanding - diluted	256,000	249,987	253,445	249,969

(1) The twelve months ended December 31, 2013 is impacted by $3.4 million of lost rent due to business interruption related to Hurricane Sandy.
(2) During 4Q13, the Company sold its interest in the Lodge at Stoughton community and recognized a gross GAAP gain of $8.3 million, which was recorded as income/(loss) from unconsolidated entities, and related tax expense of $3.0 million, which was recorded as tax benefit/(provision), net.

(3) Includes prepayment penalties, write-off of deferred financing costs and unamortized discounts/premiums on early debt extinguishment.
(4) During 4Q14, the Company recognized a one-time tax benefit of $5.8 million related to the conversion of certain taxable REIT subsidiary entities into REIT's.
(5) Effective January 1, 2014, UDR prospectively adopted Accounting Standards Update (“ASU”) No. 2014-08, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity, for all communities not previously sold or classified as held for sale. ASU 2014-08 incorporates into the definition of a discontinued operation a requirement that a disposition represent a strategic shift in an entity’s operations, which resulted in UDR no longer classifying the sale of communities as a discontinued operation. Subsequent to the adoption, gain/(loss) on the sale of communities is recorded as gain/(loss) on sale of real estate owned, net of tax.

Other Information

UDR, Inc.
Funds From Operations
(Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
In thousands, except per share amounts	2014	2013	2014	2013
Net income/(loss) attributable to UDR, Inc.	$65,417	$36,700	$154,334	$44,812
Distributions to preferred stockholders	(931)	(931)	(3,724)	(3,724)
Real estate depreciation and amortization, including discontinued operations	91,406	88,651	358,154	341,490
Noncontrolling interests	2,335	1,302	5,508	1,470
Real estate depreciation and amortization on unconsolidated joint ventures	12,207	7,718	42,133	33,180
Net (gain)/loss on the sale of depreciable property, excluding TRS	(63,443)	(40,450)	(144,703)	(40,450)
Funds from operations ("FFO"), basic	$106,991	$92,990	$411,702	$376,778
Distributions to preferred stockholders - Series E (Convertible)	931	931	3,724	3,724
FFO, diluted	$107,922	$93,921	$415,426	$380,502
FFO per common share, basic	$0.41	$0.36	$1.58	$1.45
FFO per common share, diluted	$0.40	$0.36	$1.56	$1.44
Weighted average number of common shares and OP Units outstanding - basic	263,149	259,310	260,775	259,306
Weighted average number of common shares, OP Units, and common stock
equivalents outstanding - diluted	268,201	263,908	265,728	263,926
Impact of adjustments to FFO:
Acquisition-related costs/(fees), including joint ventures	$264	$—	$442	$(254)
Costs/(benefit) associated with debt extinguishment and tender offer	—	—	192	178
(Gain)/loss on sale of land	2,176	—	1,056	—
Net gain on prepayment of note receivable	—	—	(8,411)	—
Gain on sale of TRS property/marketable securities (1)	—	(2,651)	—	(2,651)
Tax benefit associated with the conversion of certain TRS entities into REITs (2)	(5,770)	—	(5,770)	—
Casualty-related (recoveries)/charges, net (3)	41	—	541	(9,665)
	$(3,289)	$(2,651)	$(11,950)	$(12,392)
FFO as Adjusted, diluted	$104,633	$91,270	$403,476	$368,110
FFO as Adjusted per common share, diluted	$0.39	$0.35	$1.52	$1.39
Recurring capital expenditures	(13,944)	(11,732)	(43,921)	(42,707)
AFFO	$90,689	$79,538	$359,555	$325,403
AFFO per common share, diluted	$0.34	$0.30	$1.35	$1.23

(1) $2.7 million of the net gain on the sale of our interest in the unconsolidated joint venture (discussed in note 2 on the Consolidated Statement of Operations) is included in FFO and excluded from FFO as Adjusted as it was a gain on a development asset, which is incidental to our main business. The $2.7 million FFO gain represents the net sales proceeds less a tax provision and the gross investment basis of the asset before accumulated depreciation.

(2) During 4Q14, the Company recognized a one-time tax benefit of $5.8 million related to the conversion of certain taxable REIT subsidiary entities into REIT's.
(3) 2014 adjustment relates to damages at our Rosebeach community in California as a result of the earthquake in March 2014 and the storm that hit the west coast in December 2014. 2013 adjustment primarily represents the portion of Hurricane Sandy insurance recoveries in 2013 that relate to the $9.3 million in charges added back to FFO as Adjusted in 4Q12. The difference between the casualty-related recoveries reflected on the Consolidated Statements of Operations and the adjustment above represents the amount of 2013 business interruption recoveries during 2013. The business interruption insurance recoveries are offset by lost rental revenues from the business interruption in 2013.

Balance Sheet Information

UDR, Inc.
Consolidated Balance Sheets
	December 31,	December 31,
In thousands, except share and per share amounts	2014	2013
ASSETS	(unaudited)	(audited)
Real estate owned:
Real estate held for investment	$8,205,627	$7,723,844
Less: accumulated depreciation	(2,434,772)	(2,200,815)
Real estate held for investment, net	5,770,855	5,523,029
Real estate under development
(net of accumulated depreciation of $0 and $1,411)	177,632	466,002
Real estate held for disposition
(net of accumulated depreciation of $0 and $6,568)	—	10,152
Total real estate owned, net of accumulated depreciation	5,948,487	5,999,183
Cash and cash equivalents	15,224	30,249
Restricted cash	22,340	22,796
Deferred financing costs, net	22,686	26,924
Notes receivable, net	14,369	83,033
Investment in and advances to unconsolidated joint ventures, net	718,226	507,655
Other assets	105,202	137,882
Total assets	$6,846,534	$6,807,722
LIABILITIES AND EQUITY
Liabilities:
Secured debt	$1,361,529	$1,442,077
Unsecured debt	2,221,576	2,081,626
Real estate taxes payable	15,978	13,847
Accrued interest payable	34,215	32,279
Security deposits and prepaid rent	34,064	27,203
Distributions payable	69,460	61,907
Accounts payable, accrued expenses, and other liabilities	91,282	118,682
Total liabilities	3,828,104	3,777,621
Redeemable noncontrolling interests in the OP	282,480	217,597
Equity:
Preferred stock, no par value; 50,000,000 shares authorized
2,803,812 shares of 8.00% Series E Cumulative Convertible issued
and outstanding (2,803,812 shares at December 31, 2013)	46,571	46,571
Common stock, $0.01 par value; 350,000,000 shares authorized
255,114,603 shares issued and outstanding (250,749,665 shares at December 31, 2013)	2,551	2,507
Additional paid-in capital	4,223,747	4,109,765
Distributions in excess of net income	(1,528,917)	(1,342,070)
Accumulated other comprehensive income/(loss), net	(8,855)	(5,125)
Total stockholders' equity	2,735,097	2,811,648
Noncontrolling interests	853	856
Total equity	2,735,950	2,812,504
Total liabilities and equity	$6,846,534	$6,807,722

Definitions

Adjusted Funds From Operations ("AFFO"):  The Company defines AFFO as FFO as Adjusted less recurring capital expenditures that are necessary to help preserve the value of and maintain functionality at our communities.

Management considers AFFO a useful supplemental performance metric for investors as it is more indicative of the Company's operational performance than FFO or FFO as Adjusted. AFFO is not intended to represent cash flow or liquidity for the period, and is only intended to provide an additional measure of our operating performance. The Company believes that net income attributable to UDR, Inc. is the most directly comparable GAAP financial measure to AFFO. Management believes that AFFO is a widely recognized measure of the operations of REITs, and presenting AFFO will enable investors to assess our performance in comparison to other REITs. However, other REITs may use different methodologies for calculating AFFO and, accordingly, our AFFO may not always be comparable to AFFO calculated by other REITs. AFFO should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of financial performance, or as an alternative to cash flows from operating activities (determined in accordance with GAAP) as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make distributions. A reconciliation from net income attributable to UDR, Inc. to AFFO is provided on Attachment 2.

Development Communities:  The Company defines Development Communities as those communities recently developed or under development by the Company, that are currently majority owned by the Company and have not achieved stabilization as of the most recent quarter.

Funds From Operations as Adjusted:  The Company defines FFO as Adjusted as FFO excluding the impact of acquisition-related costs and other non-comparable items including, but not limited to, prepayment costs/benefits associated with early debt retirement, gains on sales of marketable securities and TRS property, deferred tax valuation allowance increases and decreases, storm-related expenses and recoveries, severance costs and legal costs.

Funds From Operations ("FFO"):  The Company defines FFO as net income (computed in accordance with GAAP), excluding impairment write-downs of depreciable real estate or of investments in non-consolidated investees that are driven by measurable decreases in the fair value of depreciable real estate held by the investee, gains (or losses) from sales of depreciable property, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. This definition conforms with the National Association of Real Estate Investment Trust's definition issued in April 2002 and is comparable to FFO, diluted in Attachment 2. In the computation of diluted FFO, OP units, unvested restricted stock, stock options, and the shares of Series E Cumulative Convertible Preferred Stock are dilutive; therefore, they are included in the diluted share count.

Activities of our taxable REIT subsidiary (TRS), RE3, include development and land entitlement. From time to time, we develop and subsequently sell a TRS property which results in a short-term use of funds that produces a profit that differs from the traditional long-term investment in real estate for REITs. We believe that the inclusion of these TRS gains in FFO is consistent with the standards established by NAREIT as the short-term investment is incidental to our main business. TRS gains on sales, net of taxes, are defined as net sales proceeds less a tax provision and the gross investment basis of the asset before accumulated depreciation.

Management considers FFO a useful metric for investors as the Company uses FFO in evaluating property acquisitions and its operating performance and believes that FFO should be considered along with, but not as an alternative to, net income and cash flow as a measure of the Company's activities in accordance with GAAP. FFO does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of funds available to fund our cash needs. A reconciliation from net income attributable to UDR, Inc. to FFO is provided on Attachment 2.

Net Operating Income (“NOI”):  The Company defines NOI as rental income less direct property rental expenses. Rental income represents gross market rent less adjustments for concessions, vacancy loss and bad debt. Rental expenses include real estate taxes, insurance, personnel, utilities, repairs and maintenance, administrative and marketing. Excluded from NOI is property management expense which is calculated as 2.75% of property revenue to cover the regional supervision and accounting costs related to consolidated property operations, and land rent.

Management considers NOI a useful metric for investors as it is a more meaningful representation of a community’s continuing operating performance than net income as it is prior to corporate-level expense allocations, general and administrative costs, capital structure and depreciation and amortization and is a widely used input, along with capitalization rates, in the determination of real estate valuations.